December 2014

Pricing Sheet dated December 29, 2014 relating to

Preliminary Terms No. 268 dated December 19, 2014

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due January 4, 2017

Principal at Risk Securities

PRICING TERMS — December 29, 2014
Issuer:		JPMorgan Chase & Co.
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$1,830,000
Payment at maturity:		▪ If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + the greater of (a) $10 × index percent change and (b) the upside payment

▪  If the final index value is less than the initial index value but greater than or equal to the downside threshold, meaning the value of the underlying index has declined by no more than 10% from the initial index value:

$10

▪  If the final index value is less than the downside threshold, meaning the value of the underlying index has declined by more than 10% from the initial index value:

$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of more than 10%, and possibly all, of your principal amount.
Upside payment:		$1.80 per $10 stated principal amount security (18% of the stated principal amount).
Downside threshold:		2,866.653, which is 90% of the initial index value
Index percent change:		(final index value – initial index value) / initial index value
Index performance factor:		final index value / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 3,185.17
Final index value:		The closing level of the underlying index on the valuation date
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		December 29, 2014
Original issue date (settlement date):		January 2, 2015
Valuation date:		December 29, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		January 4, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127P283 / US48127P2838
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$1,830,000.00	$45,750.00	$1,784,250.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.66 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 268 dated December 19, 2014: http://www.sec.gov/Archives/edgar/data/19617/000095010314008923/dp51977_fwp-3p268.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.